Exhibit 99.1

Outerwall Provides Updated Full Year 2015 Guidance

Announces Leadership Transition at Redbox;

Plans to Discontinue SampleIt Concept

BELLEVUE, Wash.—December 7, 2015—Outerwall Inc. (Nasdaq: OUTR) today provided an update on its financial expectations for the full year 2015. The revised outlook reflects lower Redbox segment revenue than expected for the fourth quarter of 2015 based on preliminary results through the end of November and expectations for December, as well as the expected write-off of certain capitalized assets associated with its SampleIt concept, which the company has decided to discontinue.

For the full year 2015, the company now expects:

•	Redbox revenue between $1.750 billion and $1.765 billion, compared with the prior range of $1.790 billion to $1.815 billion;

•	Consolidated revenue between $2.165 billion and $2.190 billion, compared with the prior range of $2.205 billion to $2.240 billion;

•	Core adjusted EBITDA from continuing operations* between $460 million and $475 million, compared with the prior range of $490 million to $510 million;

•	Core diluted EPS from continuing operations* between $7.65 and $8.15 on a fully diluted basis, compared with the prior range of $8.82 to $9.52;

•	Free cash flow* between $235 million and $255 million, compared with the prior range of $252 million to $282 million.

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core results.

The expected impact to profitability for the fourth quarter reflects the company’s increased promotional spend and additional content purchases to encourage consumers to return to normal rental patterns. Since the content was already purchased, there was less opportunity to offset the lower revenue. Outerwall is maintaining its outlook for its Coinstar and ecoATM segments.

While Redbox has driven improvements in both unique customers and total rentals during the first two months of the fourth quarter relative to the third quarter, the business has not met the company’s performance expectations and continues to remain challenged by the historically low box office during the third quarter, which was the worst theatrical box office in Redbox kiosks in four years. The company continues to focus on optimizing Redbox and is committed to taking the necessary actions to build upon its strong brand and foundation and position the business for continued success.

Outerwall expects to provide guidance for the full year 2016 when it reports the company’s fourth quarter and full year 2015 results.

Redbox Leadership Transition

Outerwall also announced today that Mark Horak is leaving the company. Erik Prusch, Outerwall’s chief executive officer, will serve as interim president of Redbox until the position is filled. The company will initiate a search process to fill the role.

“We appreciate Mark’s contributions to the company and remain confident in Redbox’s position,” said Prusch. “While consumers’ rental patterns have not returned to the levels we had expected by this time, Redbox continues to be a compelling, valuable entertainment option as the largest movie transaction service in America. Today, we remain focused on driving increases in both unique customers and rentals and driving improved top-line performance while controlling costs and creating efficiencies.”

Discontinuation of SampleIt

Outerwall has also made the decision to discontinue its SampleIt concept. After conducting a thorough review, the company did not expect sufficient returns to justify allocating additional capital to SampleIt. As a result of this decision, Outerwall expects to recognize a one-time non-cash charge for accelerated depreciation in the fourth quarter of 2015 of approximately $4.5 million, which equates to approximately $0.16 of core diluted earnings per share from continuing operations impact. The wind-down process is expected to be substantially complete by the end of January 2016.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s and Redbox’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to:

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

Investor Contact: Rosemary Moothart, Director of Investor Relations, 425-943-8140, rosemary.moothart@outerwall.com

Media Contact: Art Pettigrue, Senior Director, Communications, 425-943-8576, art.pettigrue@outerwall.com

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, v) tax benefits related to a net operating loss adjustment, and vi) tax benefit related to worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding Non-Core Adjustments, net of applicable taxes.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

Outerwall will provide a reconciliation of these Non-GAAP financial measures for the full year 2015 when it has finalized and reports full financial results.